Unitrin's CEO Succession Plan Takes Effect

CHICAGO--(BUSINESS WIRE)--August 2, 2006--Unitrin, Inc. (NYSE:UTR) reported that, in accordance with its previously announced plan, the Company's board of directors today elected Donald G. Southwell as its new Chief Executive Officer, effective immediately. Mr. Southwell will retain the office of President and relinquish his title as Chief Operating Officer. Richard C. Vie, who stepped down as CEO, will continue to serve the Company as executive Chairman.

Mr. Southwell, 55, has been Unitrin's President and Chief Operating Officer and a director since February 2002, prior to which he served in a variety of senior operating roles, including head of the company's insurance operations. Before joining Unitrin in March 1996, Mr. Southwell spent 22 years with the Prudential Insurance Company of America organization, where he held a number of senior executive positions, including President of Prudential Insurance and Financial Services.

Mr. Vie, 68, will continue to serve Unitrin in the office of Chairman and as a key advisor on strategic matters. Mr. Vie joined Unitrin's predecessor company, Teledyne, Inc., in 1983 as president of its largest life insurance operation. When Unitrin was spun off from Teledyne in 1990, he became a Senior Vice President of Unitrin and was named President and CEO in 1992. Mr. Vie has been Unitrin's Chairman since January 1999.

Unitrin is a $3 billion financial services company focused on creating shareholder value by providing a diverse array of insurance and consumer finance products and services for individuals, families and small businesses.

Among the brands in Unitrin's Property and Casualty Insurance businesses are Unitrin Kemper Auto and Home, Unitrin Specialty and Unitrin Business Insurance, which sell personal and commercial insurance through a network of independent agents, and Unitrin Direct, which sells auto insurance directly to consumers. Unitrin's Life and Health Insurance businesses bring a high level of personalized service to their customers. Unitrin's consumer finance subsidiary, Fireside Bank, specializes in automobile loans for the purchase of pre-owned vehicles. Additional information about Unitrin is available by visiting its website (www.unitrin.com).

CONTACT: Unitrin, Inc.

Edward J. Konar, 312-661-4930

investor.relations@unitrin.com

SOURCE: Unitrin, Inc.